TEMPUR SEALY PROVIDES BUSINESS UPDATE
- North America Orders Up 15% in May Ex-Mattress Firm

LEXINGTON, KY, JUNE 5, 2017 – Tempur Sealy International, Inc. (NYSE: TPX) today provided an update to its recent order trends in advance of upcoming investor meetings:

•	Tempur Sealy North America orders in May 2017 increased approximately 15% compared to May 2016 excluding Mattress Firm

•	Orders for Tempur-Pedic branded products in North America grew approximately 28% in May 2017 compared to May 2016 excluding Mattress Firm

•	For the first two months of the second quarter, in North America, orders for all brands increased approximately 7% compared to 2016 excluding Mattress Firm

•	North American orders were negatively impacted in April, and to a lesser extent in May, 2017 by a large liquidation event of Tempur Sealy branded inventory by Mattress Firm

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For the first two months of the second quarter, International orders were approximately consistent with the corresponding 2016 period on a constant currency basis, reflecting some weakness in the U.K. bedding market offset by strength in other markets; with the negative impact of foreign exchange rates, International orders were slightly down on a reported basis

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, “We are pleased with our quarter to date orders. North America orders were strong in May, and we experienced acceleration in order trends leading up to and including the Memorial Day weekend. Some retailers reported their best Tempur-Pedic sales in their history as they leaned into our Tempur-Pedic brand. These initial results confirm the strength of our brands and our strategy to significantly invest in direct advertising of our brands in support of our authorized retailers as they drive share gains.”

The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside of the Company’s control. The Company also noted that it was providing this update in light of the unusual circumstances resulting from the termination of the relationship with Mattress Firm effective April 3, 2017, its significant anticipated impact on the Company’s net sales for 2017 and potential uncertainty for investors relating to the Company’s ability to recapture a significant portion of these sales, and the pace of these efforts. The Company is not adopting any policy or practice of providing any mid-quarter updates on net sales or other aspects of its financial performance or providing net sales by month at any time.

Forward-looking Statements
This press release contains "forward-looking statements," within the meaning of the federal securities laws, which include information that is not historical information. When used in this release, the words "estimates," "expects," "guidance," "anticipates," "projects," "plans," "proposed," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding sales order trends, the ability to recapture sales, and performance generally for 2017 and subsequent periods. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the termination of the Company's relationship with Mattress Firm; risks associated with the Company's capital structure and debt level; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in product and channel mix and the impact on the Company's gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company's reported earnings; consumer acceptance of the Company's products; industry competition; the efficiency and effectiveness of the Company's advertising campaigns and other marketing programs; the Company's ability to increase sales productivity within existing retail accounts and to further penetrate the Company's retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; changes in demand for the Company's products by significant retailer customers; the Company's ability to expand brand awareness, distribution and new products; the Company's ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company's operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax, regulatory or investigation proceedings and pending litigation; changing commodity costs; the effect of future legislative or regulatory changes; and disruptions to the implementation of the Company's strategic priorities and business plan caused by abrupt changes in the Company's senior management team and Board of Directors.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About the Company

Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third party retailers, its own stores, and online. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com